Exhibit 107

Calculation of Filing Fee Tables

Form S-3
(Form Type)

Dakota Gold Corp.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, $0.001 par value per share
	Other	Warrants
	Other	Units
	Unallocated (Universal) Shelf		457(o)		(1)(2)		(3)	$250,000,000	$92.70 per $1,000,000	$23,175	(4)
Fees Previously Paid
	Total Offering Amounts							$250,000,000		$23,175
	Total Fees Previously Paid									—
	Total Fee Offsets									—
	Net Fee Due									$23,175

(1)	There are being registered hereunder such indeterminate number of shares of common stock, such indeterminate number of warrants to purchase common stock, and such indeterminate number of units as may, from time to time, be issued at indeterminate prices. Any securities registered hereunder may be sold separately or as units with the other securities registered hereunder. The proposed maximum offering price per unit will be determined, from time to time, by the registrant in connection with the issuance by the registrant of the securities registered hereunder.

(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, the shares we are registering under this registration statement include such indeterminate number of shares of common stock as may be issuable with respect to the shares we are registering as a result of stock splits, stock dividends or similar transactions.

(3)	The proposed maximum offering price per security will be determined from time to time by the registrant in connection with, and at the time of, the issuance of the securities and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3, as amended.

(4)	The registration fee has been calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended.